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                                                                   EXHIBIT 4.1.4

                    FOURTH AMENDMENT TO THE RIGHTS AGREEMENT
                                     BETWEEN
                                ALBERTSON'S, INC.
                                       AND
                     AMERICAN STOCK TRANSFER & TRUST COMPANY

     This agreement, made this 22nd day of January, 2006 (this "Amendment"), between Albertson's, Inc. ("Albertson's") and American Stock Transfer & Trust Company ("AST&TC") (successor to ChaseMellon Shareholder Services, L.L.C. ("CMSS")), as rights agent, amends the Rights Agreement, dated as of December 9, 1996, between Albertson's and CMSS (the "Rights Agreement"), as heretofore amended.

     WHEREAS, the Board of Directors of Albertson's believes it is in the best interests of the shareholders of Albertson's to amend the Rights Agreement as set forth below; and

     WHEREAS, under the present circumstances, Section 27 of the Rights Agreement permits the amendment of the Rights Agreement; and

     WHEREAS, Albertson's has directed AST&TC to enter into this Amendment;

     NOW THEREFORE, intending to be legally bound, Albertson's and AST&TC hereby agree that the Rights Agreement and the exhibits thereto shall be amended as set forth below.

     1. Section 1(n) of the Rights Agreement is hereby amended by adding the following new Section 1(nn) immediately thereafter:

          "(nn) "Merger Agreement" means the Agreement and Plan of Merger, dated as of January 22, 2006, among the Company, SUPERVALU INC. ("Parent"), Emerald Acquisition Sub, Inc. ("Acquisition Sub"), New Aloha Corporation ("New Diamond") and Diamond Sub, Inc. ("Merger Sub")"

     2. Section 1 of the Rights Agreement is hereby amended by adding the following paragraph at the end of such Section:

          "Notwithstanding anything in this Agreement to the contrary, (i) none of the execution, delivery or performance of the Merger Agreement nor the consummation of the transactions contemplated thereby will (x) cause the Rights to become exercisable, (y) cause Parent, Acquisition Sub, New Diamond, or any of their respective Affiliates or Associates to become an Acquiring Person or (z) give rise to a Stock Acquisition Date or a Distribution Date."

     3. Section 7(a) of the Rights Agreement is hereby amended in its entirety to read as follows:

          "(a) Subject to Section 7(e) hereof, at any time after the Distribution Date the registered holder of any Rights Certificate may exercise the Rights evidenced

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          thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23(a) hereof) in whole or in part upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-thousandths of a share (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earliest of (i) the close of business on March 21, 2007 (the "Final Expiration Date"), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof, (iii) the time at which the Rights are exchanged pursuant to Section 24 hereof, or (iv) immediately prior to the Initial Effective Time (as defined in the Merger Agreement) (the earliest of (i), (ii), (iii) and
          (iv) being herein referred to as the "Expiration Date").

     4. Exhibits A, B, and C to the Rights Agreement shall be deemed to be amended in a manner consistent with this Amendment.

     5. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as heretofore amended and as amended hereby, and all references to the Rights Agreement shall be deemed to include this Amendment and all prior amendments.

     6. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

     7. This agreement shall be effective as of, and immediately prior to, the execution and delivery of the Merger Agreement.

     8. Except as set forth herein, the Rights Agreement shall remain in full force and effect and otherwise shall be unaffected hereby.

     9. This agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.


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     IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed as of the day and year first above written.

Attest:                                 ALBERTSON'S, INC.


/s/ COLLEEN R. BATCHELER                By: /s/ JOHN R. SIMS
-------------------------------------       ------------------------------------
Name: Colleen R. Batcheler              Name: John R. Sims
Title: Vice President and               Title: Executive Vice President and
       Corporate Secretary                     General Counsel


Attest:                                 AMERICAN STOCK TRANSFER & TRUST COMPANY


/s/ ANTHONY FOTI                        By: /s/ JOSEPH F. WOLF
-------------------------------------       ------------------------------------
Name: Anthony Foti                      Name: Joseph F. Wolf
Title: Account Manager                  Title: Vice President


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